Exhibit 99

GRUPO MODELO, S. A. B. DE C. V. AND SUBSIDIARIES AUDITED CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2007 AND 2006

Mexico City, March 12, 2008

To the Stockholders of
Grupo Modelo, S. A. B. de C. V.:

We have audited the consolidated balance sheets of Grupo Modelo, S. A. B. de C. V. and subsidiaries as of December 31, 2007, and the related consolidated statements of income, of changes in stockholders' equity and of changes in financial position for the year then, ended which, as described in Note 18, have been prepared on the basis of accounting with Mexican financial information standards. These consolidated financial statements are the responsibility of the Company’s Management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the financial information standards used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As described in Note 18 to financial statements, the Company’s financial statements have been prepared on the basis of Mexican financial information standards. These accounting principles differ in some instances from accounting principles generally accepted in the United States of America.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grupo Modelo, S. A. B. de C. V. and subsidiaries as of December 31, 2007, and the results of their operations, and their cash flows for the years then ended, in conformity with Mexican financial information standards. Financial statements as of December 31, 2006 are presented just for comparative proposes.

PricewaterhouseCoopers, S. C.
C.P. José A. Salazar Tapia,

GRUPO MODELO, S. A. B. DE C. V. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2007 AND 2006

Amounts expressed in thousands of pesos of December 31, 2007 purchasing power

ASSETS	2007	2006

CURRENT:
Cash and marketable securities	$20,716,601	$22,923,116
Accounts and notes receivable (Note 3)	5,413,848	3,724,554
Inventories (Note 4)	9,504,555	6,961,732
Prepaid expenses and other current items	2,632,200	2,213,179
Total current assets	38,267,204	35,822,581
Long-term accounts and notes receivable (Note 3)	1,724,593	1,437,690
Investment in shares of associated companies (Note 5)	4,177,386	3,360,961
PROPERTY, PLANT AND EQUIPMENT (Note 6)	79,031,553	76,171,558
Accumulated depreciation	(26,721,013)	(25,126,654)
	52,310,540	51,044,904
Other assets (Note 7)	3,244,524	2,491,059
Total assets	$99,724,247	$94,157,195

LIABILITIES

CURRENT:
Suppliers	$3,379,443	$3,106,180
Employees’ Profit Sharing (Note 12c)	1,301,728	1,301,040
Excise tax on production and services payable	1,301,447	1,078,730
Accounts payable and other accumulated expenses	1,661,419	945,206
Income Tax	19,231	-
Total current liabilities	7,663,268	6,431,156
Deferred tax and employees’ profit sharing (Note 12c.)	8,365,711	8,363,936
Barton beers, Ltd (Note 17)	1,684,014	-
Contingencies and commitments (Note 9)	-	-
Labor obligations upon retirement (Note 8)	-	-
Total liabilities	17,712,993	14,795,092

STOCKHOLDERS' EQUITY

Capital stock (Note 10)	16,377,411	16,377,411
Premium on share subscription	1,090,698	1,090,698

RETAINED EARNINGS (Notes 11 and 12):
Legal reserve	3,213,558	2,767,938
Reserve for acquisition of own shares	242,596	688,923
Not applied	39,622,514	38,022,112
Net income for the year, as per the income statement	9,503,111	8,997,526
	52,581,779	50,476,499
Accumulated effect of deferred tax	(5,472,843)	(5,472,843)
Adjustment to capital for labor obligations upon retirement	(464,807)	(430,181)
Deficit in the restatement of stockholders’ equity	(1,051,534)	(1,044,944)
Total majority stockholders’ equity	63,060,704	60,996,640

MINORITY INTEREST:
Anheuser-Busch Companies, Inc.	18,942,919	18,215,618
Other investors	7,631	149,845
Total minority interest	18,950,550	18,365,463
Total stockholders' equity	82,011,254	79,362,103
Total liabilities and stockholders’ equity	$99,724,247	$94,157,195

The accompanying nineteen notes are an integral part of these consolidated financial statements, which were authorized for issuance on February 20, 2008 by the officers specified at the foot of the financial statements and the notes thereto.

Ing. Carlos Fernández González	Dr. Juan José Suárez Coppel
Board President and General Director	Vice President of Management and Finance

GRUPO MODELO, S. A. B. DE C. V. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Amounts expressed in thousands of pesos of December 31, 2007 purchasing power

	2007	2006

NET BEER SALES	$67,222,320	$52,686,602
OTHER INCOME	5,672,309	6,277,186
	72,894,629	58,963,788
COST OF SALES	32,591,030	26,602,205
Gross profit	40,303,599	32,361,583

OPERATING EXPENSES:
Sales and distribution	15,184,587	11,441,772
Administrative	4,531,161	4,059,171
	19,715,748	15,500,943
Operating profit	20,587,851	16,860,640

OTHER (EXPENSES) – Net	(466,444)	(605,676)

COMPREHENSIVE FINANCING RESULT:
Interest earned – Net	1,442,608	1,287,970
Exchange profit (loss) – Net	87,591	115,807
Loss on monetary position	(868,786)	(958,700)
	661,413	445,077
Profit before provisions	20,782,820	16,700,041

PROVISIONS FOR (Note 12):
Income, asset and unique rate tax	5,513,981	4,962,626
Consolidated net income for the year	$15,268,839	$11,737,415
Majority interest profit	$9,503,111	$8,997,526

MINORITY INTEREST PARTICIPATION:
Anheuser-Busch Companies, Inc.	$2,845,534	$2,721,721
Other investors	2,920,194	18,169
Minority net income	$5,765,728	$2,739,890
Earnings per share (Amounts in Mexican pesos, attributable to majority interest)	$2.9302	$2.7670

The accompanying nineteen notes are an integral part of these consolidated financial statements, which were authorized for issuance on February 20, 2008 by the officers specified at the foot of the financial statements and the notes thereto.

Ing. Carlos Fernández González	Dr. Juan José Suárez Coppel
Board President and General Director	Vice President of Management and Finance

GRUPO MODELO, S. A. B. DE C. V. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Amounts expressed in thousands of December 31, 2007 purchasing power

			Retained earnings
	Capital stock	Premium on share subscription	Legal reserve	Reserve for acquisition of own shares	Not applied	For the year	Accumulated effect of deferred tax	Adjustment capital for labor obligations at retirement	Deficit in the restatement of stockholders' equity	Minority interest	Total

Balances January 1, 2006	$16,377,411	$1,090,698	$2,378,292	$688,923	$34,884,119	$7,872,001	$(5,472,843)	$(532,627)	$(750,007)	$17,000,930	$73,536,897

Application of 2005 profit as agreed at the General Ordinary Stockholders’ Meeting of April 24, 2006 as follows:

To retained earnings					7,872,001	(7,872,001)
To legal reserve			389,646		(389,646)
Dividend payment at the rate 1.25 of Mexican pesos per outstanding share					(4,344,362)						(4,344,362)

Dividend payment to minority stockholders’										(1,315,834)	(1,315,834)

Comprehensive income (Note 11)						8,997,526		102,446	(294,937)	2,680,367	11,485,402

Balances at December 31, 2006	16,377,411	1,090,698	2,767,938	688,923	38,022,112	8,997,526	(5,472,843)	(430,181)	(1,044,944)	18,365,463	79,362,103

Application of 2006 profit as agreed at the General Ordinary Stockholders’ Meeting of April 23, 2007 as follows:

To retained earnings					8,997,526	(8,997,526)
To legal reserve			445,620		(445,620)
Share’s acquisition				(446,327)							(446,327)
Dividend payment at the rate 2.08 of Mexican pesos per outstanding share					(6,951,504)						(6,951,504)

Dividend payment to minority stockholders’ and others										(2,247,319)	(2,247,319)

Comprehensive income (Note 11)						9,503,111		(34,626)	(6,590)	2,832,406	12,294,301

Balances at December 31, 2007	$16,377,411	$1,090,698	$3,213,558	$242,596	$39,622,514	$9,503,111	$(5,472,843)	$(464,807)	$(1,051,534)	$18,950,550	$82,011,254

The accompanying nineteen notes are an integral part of these consolidated financial statements, which were authorized for issuance on February 20, 2008 by the officers specified at the foot of the financial statements and the notes thereto.

Ing. Carlos Fernández González	Dr. Juan José Suárez Coppel
Board President and General Director	Vice President of Management and Finance

GRUPO MODELO, S. A. B. DE C. V. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Amounts expressed in thousands of pesos of December 31, 2007 purchasing power

OPERATING:	2007	2006

Consolidated net income for the year	$15,268,839	$11,737,415

ITEMS APPLIED TO INCOME NOT REQUIRING THE USE OF RESOURCES:
Depreciation and amortization for the year	3,352,292	2,991,703
Allowance for impairment of fixed assets and investment in shares of associated companies	103,597	106,755
Net effect of labor obligations upon retirement	60,933	-
Increase (Decrease) in deferred tax payable and employees’ profit sharing liabilities	23,489	144,603
Equity in income of associated companies, net of dividends received	(353,862)	(372,181)
	18,455,288	14,608,295

FUNDS PROVIDED BY (USED IN):
(Increase) in inventories	(2,639,277)	(1,088,710)
(Increase) in accounts and notes receivable	(1,976,196)	(278,286)
Decrease (increase) in prepaid expenses and other current items	(419,021)	176,889
Increase in suppliers, sundry creditors and accumulated liabilities	989,475	582,356
Increase in excise tax on production and services payable	222,717	-
Income tax	19,231	-
Increase in employees’ profit sharing payable	688	285,570
Funds provided by operations	14,652,905	14,286,114

FINANCING:

Dividend payment	(6,951,504)	(4,344,362)
Dividend payment to minority stockholders	(2,247,319)	(1,315,834)
Net effect of Barton Beers Ltd.	(1,246,046)	-
Own shares reacquisition	(446,327)	-
Labor obligations upon retirement	-	(826)
	(10,891,196)	(5,661,022)

INVESTMENT:

Acquisition of property, plant and equipment, net	(4,385,903)	(4,637,025)
Increase in other assets	(710,960)	(524,442)
Acquisition of shares of associated companies	(495,917)	(27,257)
Increase in deferred expenses	(375,444)	-
Cash and marketable securities of associated companies	-	448,544
	(5,968,224)	(4,740,180)
Increase in cash and marketable securities	(2,206,515)	3,884,912

Balance at beginning of year	22,923,116	19,038,204

Balance at end of year	$20,716,601	$22,923,116

The accompanying nineteen notes are an integral part of these consolidated financial statements, which were authorized for issuance on February 20, 2008 by the officers specified at the foot of the financial statements and the notes thereto.

Ing. Carlos Fernández González	Dr. Juan José Suárez Coppel
Board President and General Director	Vice President Management and Finance

GRUPO MODELO, S. A. B. DE C. V. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007 AND 2006

Amounts expressed in thousands of pesos of December 31, 2007 purchasing power

1. INCORPORATION AND CORPORATE PURPOSE:

a)	Grupo Modelo, S. A. B. de C. V. and Subsidiaries (the Group) is mainly engaged in the production and sale of beer, which began in 1925.

b)	The consolidated financial statements included the financial information of Crown Imports; this company was constituted by the association between Grupo Modelo and Barton Beers, LTD.

c)
Grupo Modelo, S. A. B. de C. V. is mainly engaged in holding 76.75% of the common stock of Diblo S. A. de C. V., whose business purpose is holding real estate and investing in shares of subsidiaries (until 2006, includes buildings) mainly involved in the production, distribution and sale of beer in Mexico and abroad.  The most important subsidiaries, on the basis of their operations and stockholders’ equity, are as follows:

Percentage of shareholding
in the shares comprising
the capital stock
Breweries:
Cervecería Modelo, S. A. de C. V.	100
Compañía Cervecera de Zacatecas, S. A. de C. V.	100
Compañía Cervecera del Trópico, S. A. de C. V.	100
Cervecería Modelo de Guadalajara, S. A. de C. V.	100
Cervecería Modelo del Noroeste, S. A. de C. V.	100
Cervecería Modelo de Torreón, S. A. de C. V.	100
Cervecería del Pacífico, S. A. de C. V.	100
Compañía Cervecera de Coahuila, S. A. de C. V.	100

Transformation of barley to malt:
Cebadas y Maltas, S. A. de C. V.	100
GModelo Agriculture, Inc.	100
Extractos y Maltas, S. A. de C. V.	100

Percentage of shareholding
in the shares comprising
the capital stock
Machinery manufacturer:
Inamex de Cerveza y Malta, S. A. de C. V.	100

Manufacturer of beer cans and crown tops:
Envases y Tapas Modelo, S. A. de C. V.	100

Distributors of beer and other products:
Las Cervezas Modelo del Occidente, S. A. de C. V.	100
Las Cervezas Modelo del Centro, S. A. de C. V.	100
Distribuidora de Cervezas Modelo en el Norte, S. A. de C. V.	100
Las Cervezas Modelo en el Pacífico, S. A. de C. V.	100
Las Cervezas Modelo del Noreste, S. A. de C. V.	100
Las Cervezas Modelo en Morelos, S. A. de C. V.	100
Las Cervezas Modelo en San Luis Potosí, S. A. de C. V.	100
Las Cervezas Modelo del Sureste, S. A. de C. V.	100
Distribuidora de Cervezas Modelo en Chihuahua, S. A. de C. V.	100
Las Cervezas Modelo del Estado de México, S. A. de C. V.	100
Las Cervezas Modelo del Altiplano, S. A. de C. V.	100
Las Cervezas Modelo en Baja California, S. A. de C. V.	100
Las Cervezas Modelo en Sonora, S. A. de C. V.	100
Las Cervezas Modelo en Campeche, S. A. de C. V.	100
Las Cervezas Modelo en la zona Metropolitana, S. A. de C. V.	100
Las Cervezas Modelo en Zacatecas, S. A. de C. V.	100
Las Cervezas Modelo en Hidalgo, S. A. de C. V.	100
Las Cervezas Modelo en Nuevo León, S. A. de C. V.	100

Distributors of beer and other products abroad:
GModelo Corporation, Inc. (holder of 50% of Crown Import, LLC)	100
Procermex, Inc.	100
GModelo Europa, S. A. U.	100
Eurocermex, S. A.	100

2. ACCOUNTING POLICIES:

The Group accounting policies used in preparing these consolidated financial statements comply with the requirements for reasonable presentation set forth by Mexican Financial Information Standards (NIF) and are expressed in thousands of pesos of December 31, 2007 purchasing power through application of National Consumer Price Index (NCPI) factors.  Those standards require that the Group’s Management make certain estimates and assumptions in determining the valuation of some items included in the consolidated financial statements.
Following is a summary of the most significant accounting policies, methods and criteria for recognizing the effects of inflation on the financial information:

a)
Consolidation - The Group prepares consolidated financial statements, which include the financial position and the results of the companies in which Diblo, S. A. de C. V. has control and direct or indirect shareholding of more than 50% of the common stock. All significant balances and transactions between consolidated companies have been eliminated for consolidation purposes. Consolidation was performed based on the audited financial statements of most of the subsidiaries.

b)
Marketable securities - Investments in marketable securities correspond to financial instruments related to the Group’s business purpose and financial instruments available for sale, and are valued at their fair value, which is similar to their market value. The fair value is the amount at which a financial asset may be exchanged, and a financial liability may be liquidated, between interested and willing parties in a free market transaction.

c)
Derivative financial instruments - The main financial risks for the Company pertain to exchange fluctuations (dollar-peso) and until 2006, for the price of natural gas, which are covered by contracting derivative instruments (Over-the-Counter) with different parties. This item is recorded as assets and liabilities at their reasonable value. Gains or losses on those investments are recorded directly in income for the year. See Note 16.

d)
Inventories and cost of sales - This item is originally recorded through the last-in-first-out method and is subsequently restated to replacement cost. Values thus determined do not exceed market value. See Note 4.

e)
Investment in shares of associates - Permanent investment in shares are recorded at acquisition cost and are valued by applying the equity method. Equity in the net income of associated companies that manufacture materials used in the production of beer is included in the of income statement as a reduction in cost of sales.

f)	Property, plant and equipment - These items are recorded at acquisition cost, restated by applying inflation factors derived from the NCPI according to the antiquity of the erogation.

g)	Construction in progress and advances to suppliers - These items are recorded at the amount of the expenditures made, and are restated by applying NCPI factors based on the ageing of the expenditure.

h)
Depreciation - This item is calculated based on the restated values of property, plant and equipment, based on the probable useful life as determined by independent appraisers and the technical department of the Group. Annual depreciation rates are shown in Note 6.

i)
Deferred expenses and intangible assets - Intangible assets are recognized in the balance sheets provided they are identifiable, they generate expected economic benefits, and there is control over said benefits. These items are restated by applying NCPI factors based on expenditure ageing. Licenses and permits represent payments made to exploit a patent or registration issued by the owner of said items. They are recorded at acquisition value, which at the date of the consolidated financial statements is similar to market.

j)
Amortization - The original amount and restatement increment for installation, organization and intangible asset expenses are amortized by the straight-line method. The rate used for accounting purposes (between 5% and 10%) is determined based on expected future economic benefits.

k)
Long-lived assets - The Group’s Management has carried out a study to determine the recoverable value of long-lived assets, tangible and intangible, in order to determine if there is indication of significant impairment in those assets, no impairment was determined at the date of the consolidated financial statements.

l)
Labor obligations upon retirement - The effects of seniority premiums to which employees are entitled after 15 years of service and obligations for compensation at the end of employment established in retirement plans established for employees are recorded as cost for the years in which said services are rendered, based on actuarial studies performed by independent experts, and are recorded based on the guidelines of Statement D-3, “Labor Obligations” and the amendments thereto.

m)
Deferred income tax, employees’ profit sharing and unique rate tax - To determine deferred income tax and unique rate tax, the Group uses the comprehensive asset-and-liability method, which consists of applying the income tax rate to all temporary differences of assets and liabilities at the date of the consolidated financial statements. Deferred Statutory Profit Sharing only arises on non-recurring temporary items. See Note 12c.

n)
Stockholders’ equity - The capital stock, legal reserve, contributions for future capital increases and retained earnings represent the value of those items in terms of December 31, 2006 purchasing power and are restated by applying NCPI factors to historical amounts.

Premium on share subscription - This item represents the excess difference between payment of subscribed shares and the theoretical value of those shares at the time of subscription, and is restated by applying NCPI factors.

Deficit in the restatement of stockholders’ equity - The balance of this account represents the sum of the items “Cumulative gain or loss from holding non-monetary assets” and “Cumulative monetary gain or loss”, described below:

Cumulative gains or loss from holding non-monetary assets - This item represents the cumulative change in the value of non-monetary assets due to causes other than inflation. It is determined only when the specific cost method is used, since those costs are compared to restatements determined using the NCPI. If the specific costs are higher than the indexes, there is a gain from holding non-monetary assets; otherwise, there is a loss.

Cumulative monetary gain or loss - This item is the net effect arising on the initial restatement of the financial statement figures.

o)
Gains or loss on monetary position - This account represents the effect of inflation on monetary assets and liabilities, even when they continue to have the same nominal value. When monetary assets exceed monetary liabilities, a monetary loss is generated, since although assets maintain their nominal value, they lose purchasing power. When liabilities are greater, a profit arises, since they are settled with money of lower purchasing power. Those effects are charged or credited to income statement and form part of comprehensive financing income.

p)
Comprehensive income - This item represents the net profit for the year, non-monetary assets result, the gain (loss) for the translation of the subsidiaries located abroad, plus any items which, in accordance with the provisions of other statements, must be recorded directly in stockholders’ equity and do not qualify as capital contributions or reductions.

q)	Earnings per share - Earnings per share attributable to the majority interest were calculated based on the average of common shares outstanding.

r)
Foreign currencies - Transactions in foreign currencies are recorded at the rates of exchange prevailing on the dates they are entered into and/or settled. Assets and liabilities denominated in such currencies are stated at the Mexican peso equivalents resulting from applying the rates prevailing on the balance sheet dates. Exchange differences arising from fluctuations in the exchange rates between the transactions and settlement dates, or the balance sheet date, are debited or credited to income. See Note 14.

s)
Translation of the financial information of subsidiaries located abroad - Conversion to Mexican pesos, used as the basis for consolidation, was carried out based on the guidelines of Statement B-15, “Transactions in Foreign Currency and Conversion of Financial Statements of Foreign Operations”, was performed on the following bases: a) monetary items at the exchange rate in effect for the year-end close, purchase exchange rate $10.8727 ($10.76 in 2006) to the US dollar, b) non-monetary items at historical exchange rate, c) income-loss items at average exchange rate for each month of the year, and d) the effect of conversion is recorded under comprehensive financing income-loss. The financial statements in Mexican pesos are restated at the year-end close by applying the provisions of Statement B-10.

t)
Classification of ordinary and non ordinary transactions - The company adopted the provisions of NIF B-3 “Income Statement” standard, which became effective January 1, 2007.  Revenues, costs and expenses were classified in ordinary and non ordinary.  Special and extraordinary items were eliminated. Legal profit sharing was reclassified from income taxes to other expense and treated as a non ordinary expense and amounted to $1,286,134 during the year. For comparison purposes, the $1,302,232 registered in 2006 was reclassified.

3. ACCOUNTS AND NOTES RECEIVABLE:

This account is made up as follows:

Item	2007	2006
Trade accounts receivable	$6,385,207	$4,844,032
Sundry debtors	549,300	340,262
Salesmen	18,941	15,765
	6,953,448	5,200,059
Less - Allowance for doubtful accounts	(340,186)	(335,879)
	6,613,262	4,864,180
Recoverable taxes	418,645	215,745
Non-consolidated related companies (See Note 13)	72,061	49,914
Officers and employees	34,473	32,405
	7,138,441	5,162,244
Less - Current accounts and notes receivable	(5,413,848)	(3,724,554)
Long-term accounts and notes receivable	$1,724,593	$1,437,690

4. INVENTORIES:

This account is made up as follows:

Item	2007	2006
Containers and packaging	$3,420,158	$2,379,733
Finished goods and work in process	2,200,284	1,541,802
Raw materials	1,568,482	1,533,641
Merchandise in transit and advances to suppliers	1,542,303	867,004
Spare parts and accessories	702,465	652,305
Advertising articles	206,960	129,173
	9,640,652	7,103,658
Less- Allowance for slow-moving inventories	(136,097)	(141,926)
	$9,504,555	$6,961,732

5. INVESTMENT IN SHARES OF ASSOCIATED COMPANIES:

a)	The balance of this account is made up as follows:

Companies	Shareholding percentage in shares comprising the capital stock	2007	2006
Dirección de Fábricas, S. A. de C. V. (holder of glass manufacturing companies)	41	$3,454,482	$3,102,917
Manantiales la Asunción, S. A. P. I. de C. V.	60	445,141	-
Gondi, S. A. de C. V.	7	214,318	226,366
Investments abroad	40-81	85,067	125,748
		4,199,008	3,455,031
Other		47,837	53,484
		4,246,845	3,508,515
Less - Allowance for decline in book value		(69,459)	(147,554)
		$4,177,386	$3,360,961

b)	The amount of the investment in shares of associated companies includes the equity in the net income of those entities amounting to $525,770 ($611,620 in 2006) of profit.

6. PROPERTY, PLANT AND EQUIPMENT, NET:

a) The balance of this account is made up as follows:

		2007			2006
Item	Annual percentage of depreciation rate	Historical cost - net	Restatement - net	Total net value	Total net value
Land	-	$1,620,065	$3,236,266	$4,856,331	$5,032,597
Machinery and equipment	5	14,301,114	7,947,178	22,248,292	23,051,551
Transportation equipment	12 to 25	2,522,857	344,500	2,867,357	3,103,914
Buildings and constructions	2	6,875,008	6,730,890	13,605,898	14,543,722
Computer equipment	25	506,973	41,263	548,236	584,053
Furniture and other equipment	7	1,646,293	91,438	1,737,731	476,486
Antipollution equipment	5	538,773	317,032	855,805	902,937
Construction in progress
advances to suppliers	-	5,378,716	212,174	5,590,890	3,349,644
		$33,389,799	$18,920,741	$52,310,540	$51,044,904

Depreciation for the year amounted to $3,120,777 ($2,897,764 in 2006).

b)
The Group’s Management estimates that completion of construction in process and advances to suppliers will require an additional investment of approximately $6,589,782 (2,030,782 in 2006) to be applied to the construction of warehouses, offices, the acquisition and installation of new production lines.  This work is expected to conclude in 2008 and 2010 in each case.

7. OTHER ASSETS:

The balance of this account is made up as follows:

Item	2007	2006
Deferred expenses	$2,548,044	$2,213,858
Goodwill and other intangible assets	1,400,201	658,834
	3,948,245	2,872,692
Less - Acumulated amortization	(1,086,522)	(850,002)
	2,861,723	2,022,690
Intangible assets for labor obligations upon retirement (See Note 8)	382,801	468,369
	$3,244,524	$2,491,059

8. LABOR OBLIGATIONS UPON RETIREMENT:

The Group has a pension and seniority premium plan to cover obligations established by its labor contracts and the Mexican Federal Labor Law. Those compensations are payable only after employees have worked a certain number of years.

-	As of the date of the consolidated financial statements, the amount of the accrued liability for labor obligations upon retirement is analyzed as follows:

Description	2007	2006

Obligations for current benefits	$5,641,434	$5,378,502
Additional amount of projected benefits	420,039	418,284
Obligations for projected benefits	6,061,473	5,796,786
Plan assets (trust fund)	(5,911,297)	(5,693,805)
	150,176	102,981
Items to be amortized over a period of 13 to 19 years:
For adjustments to assumptions	(636,434)	(548,890)
For past services	(537,999)	(575,680)
Projected net assets	(1,024,257)	(1,021,589)
Additional liability made of:
Intangible assets	382,801	468,369
Adjustment to capital	641,456	553,220
Accrued liability	$-	$-

-	The intangible assets and the adjustment to capital derived from subsidiaries in which the trust funds and the net current liability are less than the obligations for current benefits.

-
Contributions to the trusts that manage the plan assets in the year amounted to $227,365 ($301,411 in 2006).  In the year, payments made by the trusts to beneficiaries amounted to $311,510 ($352,280 in 2006).

-
The net cost for the year amounted to $267,644 ($300,585 in 2006), and was determined in the same manner as projected benefit obligations at an estimated real rate of return of 5%, and an average increase in salaries of 1.5% in both periods.

-	Severance payments of $397,153 ($478,981 in 2006), were made in the year.

9. CONTINGENCIES AND COMMITMENTS:

a)
Various lawsuits are currently outstanding for different reasons. In the opinion of the Group’s officers and lawyers, these matters will be resolved favorably. In any event, the result of the lawsuits will not substantially affect the consolidated financial position or the consolidated results of operations.

b)
As of the date of the consolidated financial statements, there are outstanding commitments for the purchase of inventories, machinery and equipment in the amount of approximately 264 million U.S. dollars (169 million U.S. dollars in 2006).

c)
In 2000 and 2001, operating lease agreements were signed for air transportation equipment, with mandatory terms of 10 and 7 years and monthly lease payments of 170,000 U.S. dollars and 24,000 U.S. dollars, respectively.

10. COMMON STOCK:

As of December 31, 2007, the common stock consisted of 3,243,118,032 (3,251,759,632 in 2006) shares, with no par value, divided as follows:

Description	Amount
Fixed capital:
Series A Class I shares - Without withdrawal rights, comprised of 1,459,389,728 fully subscribed and paid-in common voting shares; these shares must always comprise at least 56.10% of the total shares of the common stock with voting rights, and may be acquired directly or indirectly only by Mexican individuals or corporations (historical value)	$785,996
Variable capital:
Series B Class II shares - Comprised of 1,142,017,984 fully subscribed and paid-in common voting shares, which in no case may comprise more than 43.90% of the total voting and are not subject to ownership subscription limitations (historical value)	1,085,855
Series C Class II shares - Comprised of 641,710,320 (650,351,920 in 2006) fully subscribed and paid-in nonvoting shares, which in no case may comprise more than 20% of the common stock (historical value)	967,801
2,839,652
Effect of restatement	13,537,759
$16,377,411

11. COMPREHENSIVE INCOME:

The Group’s comprehensive income for the year is made up as follows:

Description	2007	2006
Consolidated net income for the year	$12,359,433	$11,737,415
Adjustment to capital for labor obligations upon retirement	(42,978)	133,411
Result from holding non-monetary assets	(22,154)	(385,424)
Comprehensive income	$12,249,301	$11,485,402

12.	INCOME, ASSET AND UNIQUE RATE TAX, EMPLOYEES’ PROFIT SHARING AND RESTRICTIONS ON PROFITS:

a)
On January 1, 2005, modifications to the Law of ISR were approved that consist of the annual reduction of the rate of the tax until arriving at 28% in 2007 (29% in 2006); additionally on October 1, 2007, the new Special Unique Rate Tax Law (IETU Tax Law, due to its name in Spanish) was approved and it will become effective on January 1, 2008. . The IETU at the end of the period calculates applying the rate of the 17.5% (16.5% and 17% for 2008 and 2009, respectively) to a utility determined with base in cash flow, this utility is determined through diminishing of the totality of the income perceived by the taxed activities, the deductions authorized. Of the previous result the calls are diminished IETU credits, according to establishes the effective legislation.

In the 2007 and 2006 Group it determined a tax utility of $12,852,242 and $12,299,813 respectively. With base in his fiscal financial projections and, one determined that the tax that essentially will pay in the future, except some subsidiaries, will be the income tax. Of the subsidiaries that are subject to the IETU, the deferred tax was recognized corresponding and the relative one to the income tax was cancelled.

b)	The income tax and asset tax provision as of December 31 are as follows:

Item	2007	2006
Income currently payable	$5,448,081	$5,008,701
Asset tax	55,358	62,103
Deferred income tax	(20,569)	(108,178)
Deferred IETU tax	31,111	- .
	$5,513,981	$4,962,626

c)	Deferred taxes and employees’ profit sharing - The principal temporary differences giving rise to deferred taxes at the date of these consolidated financial statements are analyzed as follows:

Item	2007	2006
Fixed assets and other assets	$7,058,912	$6,629,619
Inventories	552,663	803,784
Labor obligations upon retirement	274,602	289,912
Other	410,406	606,867
Subtotal	8,296,583	8,330,182
Tax credits corresponding to:
Recoverable asset tax	(60,869)	(80,359)
Total deferred tax liability	8,235,714	8,249,823
Deferred employees’ profit sharing	98,886	114,113
Deferred IETU tax	31,111	-
Total deferred income, asset, unique rate tax and
employees’ profit sharing liability	$8,365,711	$8,363,936

d)	Asset tax is calculated by applying the rate of 1.25% (1.8% in 2006) to the net amount of certain assets (certain liabilities in 2006) and is paid only when asset tax exceeds income tax of the year.

e)
Employees’ profit sharing is calculated by applying the rate of 10% to amount determined in accordance with the special rules set forth in the Income Tax Law. The employees’ profit sharing provision charged to income is made up as follows:

Item	2007	2006
Current employees’ profit sharing	$1,317,330	$1,331,444
Deferred employees’ profit sharing	(31,196)	(29,212)
	$1,286,134	$1,302,232

f)
The combined statutory rates for income tax and employee’s profit sharing are 28% (29% in 2006), and differ from the effective rate of 26.5% (29.7% in 2006), due mainly to the effects of tax consolidation and non-deductible expenses.

g)
At the date of the consolidated financial statements, asset tax amount to $221,314 ($295,899 in 2006), which can be recovered in the following ten years to the extent income tax exceeds asset tax in any of those years.

-
Certain subsidiaries incurred in no income tax, and therefore the asset tax for the year is considered an account receivable for those companies in which there is certainty that said amount can be credited against income tax in future years.  This item is shown in the consolidated balance sheet, together with deferred tax, as provided by Statement D-4.  The accumulated balance of this item amount to $60,869 ($80,359 in 2006).

-
Asset tax incurred by subsidiaries where there is no certainty that the tax can be recovered, and it exceeds income tax, was charged directly to income for the year, and amounted to $55,358 ($62,103 in 2006).

h)
Grupo Modelo S. A. B. de C. V., together with its direct and indirect subsidiaries, is authorized by the tax authorities to determine income tax on a consolidated basis specified in the Income Tax Law. The main considerations in the tax consolidations are as follows:

-
The consolidation percentage is the average shareholding, which is applied to each of the subsidiaries, and is 100% for the parent company from 2006 onwards. Subsidiaries’ tax loss carryforwards included in the determination of the consolidated tax result and corresponding to tax years 1999 to 2004, and which are to be applied against tax profits generated in the year, are considered at the consolidating percentage multiplied by the 0.60 factor.

-	Any companies in which the direct or indirect equity percentage does not exceed 50% may not be included in the consolidation process.

-	Individual tax losses of the parent or subsidiaries which are not applied in accordance with the law must be added to the consolidated profit of the year in which they expire.

i)
At the date of the consolidated balance sheet, there were tax losses generated by subsidiaries before the incorporation in the tax consolidation that will affect the consolidated tax result by $10,715 ($17,377 in 2006) at the time these subsidiaries generate taxable income, and which may be offset against future tax profits after have been restated. Tax losses from prior years in the amount of $12,293 ($12,452 in 2006) have been offset in the year vs. historical losses of prior years.

j)	Retained earnings are subject to income tax payable by the company in the event of a distribution (in cash or assets), which is considered to be a final payment on the basis of the following:

-
Dividends paid out from the After-tax Income Account (CUFIN) are not subject to income tax.  Any amount paid in excess is subject to 28% income tax on the result of multiplying the dividend paid by the factor of 1.3889 (1.4085 in 2006); the corresponding tax may be credited against the company’s income tax determined in the current year or over the following two years.  Dividends paid are not subject to any withholding tax.

-	In the year, dividends in the amount of $6,763,660 ($4,064,700 in 2006), have been declared to majority stockholders, which were paid from the CUFIN.

-	At of the date of the consolidated financial statements, the CUFIN balance is $31,511,118 ($22,035,982 in 2006).

k)
In the event of a capital reduction, the excess of stockholders’ equity over the Tax Account Contributed Capital, the latter restated in accordance with the procedures established in the Income Tax Law, is accorded the same tax treatment as dividends.

13. TRANSACTIONS WITH NON-CONSOLIDATED RELATED COMPANIES:

The principal transactions entered into with non-consolidated related companies are analyzed as follows:

Description	2007	2006
Purchases of:
Containers and packaging	$7,135,515	$7,099,443
Machinery	-	2,313
	$7,135,515	$7,101,756
Sales of:
Recyclable materials	$165,373	$194,692
Machinery and maintenance services	26,737	3,944
	$192,110	$198,636

14. FOREIGN-CURRENCY POSITION AND TRANSACTIONS:

a)	As of the consolidated balance-sheet date, the Group had the following position in thousand U.S. dollars:

Description	2007	2006
Assets	463,016	334,799
Liabilities	138,288	90,163

b)	These currencies are valued at the following exchange rates:
	Assets	Liabilities
At the exchange rate of $10.8727 pesos exchange rate
for assets and $10.8688 for liabilities to the US dollar	$5,034,255	$1,503,030

-	The exchange rate as of the date of the consolidated financial statements was $10.7653 for assets and liabilities.

c)
At the date of the consolidated financial statements, there were inventories amounting to 68,652,000 U.S. dollars (61,998,000 U.S. dollars in 2006), which for the most part can only be acquired abroad.

d)	During the year, the following operations were carried out in U.S. dollars (thousands):

Description	2007	2006
Exports of finished goods	2,762,116	1,471,860
Exports of packaging and other materials	43,012	41,908
Collection of royalties	9,595	177,938
	2,814,723	1,691,706
Freight, advertising, taxes and duties, and other items	694,963	316,718
Purchase of inventories	548,977	211,087
Purchase of machinery and payment of other services	177,476	62,910
Purchase of spare parts	56,912	10,322
	1,478,328	601,037
Net	1,336,395	1,090,669

15. SEGMENT INFORMATION:

Segment data is analyzed as follows:

2007:	Income	Consolidated net profit	Identifiable assets
Domestic	$42,146,358	$8,016,141	$92,991,364
Exports	30,748,271	7,252,698	6,732,883	(1)
	$72,894,629	$15,268,839	$99,724,247
2006:
Domestic	$41,610,400	$8,180,978	$90,349,591
Exports	17,353,388	3,556,437	3,807,604	(1)
	$58,963,788	$11,737,415	$94,157,195

(1)      This amount solely includes assets related to beer distribution abroad.

16. FINANCIAL INSTRUMENTS:

a)
Financial instruments potentially subject to risk concentration consist mainly of accounts receivable and temporary investments. The Group places cash surpluses at prestigious credit institutions. Credit risk concentration concerning accounts receivable is limited, due mainly to the large number of customers and their geographic distribution. The Group considers that the allowance for doubtful accounts properly covers those that could represent a collection risk and continually monitors their behavior.  When necessary, the allowance is adjusted.

b)
Main financial risks that the Group faces are related to exchange rate fluctuation (dollar-peso) and natural gas prices, which are covered through derivative instruments contracts (Over-The-Counter) with different counterparties.

At December 31, 2007 the Group had open positions which cover exchange rate fluctuations for 2008 in different periods. These open positions had a notional value of 796 million U.S. dollars, which represented $9,011,414 using an exchange rate of 11.3387 per U.S. dollar.  At December 31, 2007, there is a profit derived from the valuation of these coverages for 7.003 U.S. dollars, which represents $76,453 using an exchange rate of 10.9171 per U.S. dollar considered by each financial institution. At December 31, 2007, there are no open positions for natural gas.

The 2007 statement of income recognized a profit for $67,775 related to exchange rate fluctuation coverage. Also, the statement of income recognized a loss for $1,411 related to natural gas (it was considered an exchange rate of 10.9088 pesos per U.S. dollar as of December 31, 2007).

17. PARTNERSHIP AGREEMENT:

The Group and Barton Beers, Ltd have signed a partnership agreement to import and sell the beer brand portfolio produced by the Group throughout the United States of America beginning January 2, 2007.  This association contract establishes that in 2017, Barton Beers participation in this association could be acquired by the Group.

As a result, when applying in general International Financial Reporting Standards and in specific the Standing Interpretations Committee 12, it was considered most appropriate to consolidate this entity and to recognize the corresponding obligation. The consolidation of this association in participation had an increase in the following captions:

Thousands
of dollars
Current assets	334,812
Property, plant and equipment	4,675
Current liabilities	85,751
Consolidated net income for the year	433,927
Participation of Barton Beers in agreement with its value in the company’s records	2,914,156

At January 2006, Grupo Modelo signed a letter of intent with Nestlé Water to establish a joint venture for production, distribution and sale of bottled water in Mexico. These operations initiated in 2007.

18.	DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN MEXICO AND IN UNITED STATES:

Grupo Modelo’s financial statements are prepared in accordance with Mexican financial information standards (NIF), which differ in some instances from the accounting principles used in the U.S. Following are the primary differences between Mexican NIF and U.S. GAAP as of December 31, 2007.

a.
Recognition of the effects of inflation.  Mexican NIF requires the impact on current assets and liabilities of decreased purchasing power due to inflation to be recognized in earnings in the current period.  In addition, the carrying values of noncurrent assets and liabilities are also adjusted for the impact of inflation, with the offset to the adjustment deferred in shareholders equity and amortized into earnings over the remaining lives of the underlying assets and liabilities.  There is no accounting for inflation under U.S. GAAP.

b.
Start-up and other pre-operating costs.  These items are deferred and amortized over the estimated useful lives of the related assets under Mexican NIF.  Start-up costs are required to be expensed as incurred under U.S. GAAP.

c.
Deferred income tax.  Statement of Financial Accounting Standard No. 109 “Accounting for Income Taxes” (SFAS No. 109), requires an asset and liability approach for financial accounting and reporting for income tax determining temporary differences, which are calculated based on the differences between the indexed tax-basis amount of the asset or liability and the related restated amount reported in the financial statements.  The deferred income tax expense or benefit is calculated as the difference between a) the deferred tax asset and liabilities at the end of the current period, and b) the deferred tax asset and liabilities reported at the end of the prior period remeasured to units of current general purchasing power at the end of the current period. Under Mexican NIF Bulletin D-4, the change in the deferred tax asset of liability is first measured on a historical cost basis and the components of the change including monetary gains or losses are allocated between tax provision, deficit from restatement and monetary gain or losses.

d.
Consolidation and minority interest.  Under U.S. GAAP, losses applicable to the minority interest which exceed its interest in consolidated stockholders’ equity should be applied to the majority interest.  In addition, minority interest is presented between the liabilities and shareholders’ equity components in the balance sheet.  Under Mexican NIF the participation of the minority shareholders in the equity of a consolidated subsidiary is presented as a separate component within the stockholders’ equity section of the balance sheet.

e.
Consolidation of partnership agreements. Under U.S. GAAP partnership agreements have to be analyzed under FIN 46 ("Consolidation of Variable Interest Entities"). This standard provides guidance on the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities” or “VIEs”) and how to determine when and which business enterprise should consolidate the VIE (the “primary beneficiary”). This model for consolidation applies to an entity which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. Under Mexican NIF applying supplementary International Accounting Standards and in specific Standing Interpretation Committee 12, partnership agreements can be consolidated when control resides with the owner of the majority of the economic benefits of an arrangement, though decision making powers are limited.

19. NEW ACCOUNTING PRONOUNCEMENTS:

The provisions of the Financial Information Standards (NIFs for their initials in Spanish) and Interpretation of the NIFs issued by the Mexican Board for Investigation and Research of Financial Information Standards (CINIF for its initials in Spanish), went into effect as from January 1, 2008.  Those standards are not expected to have a significant effect on the Group’s financial information.

NIF B-2 “Cash Flow Statement”.  This NIF provides the provisions for the presentation, structure and preparation of the cash flows statements to be in accordance with the provisions of the NIF B-10. The NIF B-2 supersedes the Statement B-12, “Statement of Changes in the Financial Position”, and also requires showing gross amount of collections and payments; in very specific cases, it is allowed to show net cash flow movements. It is also required to show how the cash balance is obtained.

NIF B-10 “Inflation Effects”.  This NIF provides the provisions for the recognition of the inflation effects under an inflationary environment in the country. This NIF incorporates, among other, the following changes: i) the option to choose the use of the National Consumer Price Index or the value of the Investments Units (“UDIS”, a Mexican index based on inflation), ii) eliminates the use of the method of valuation for foreign origin assets, iii) the initial accumulated gain or loss from withholding of nonmonetary assets and the initial accumulated gain or loss from monetary position, be reclassified to retained earnings or maintained in equity if such affects derived from items which have not been charged or credited to the income statement.

NIF B-15 “Translation of Foreign Currency”.  This NIF supersedes current Statement B-15 and establishes, among others, the elimination of the classification of foreign integrated operation and foreign entity. It also establishes the procedures to translate financial information from a foreign operation as: i) from the posted currency to the functional currency; and ii) from the functional currency to the posted currency.  It also allows an entity to express its financial statements in a currency different from its functional currency.

NIF D-3 “Employee Benefits”.  This NIF supersedes current Standard D-3. The most important changes are the reduction to a maximum five-year period to amortize prior year items, the effects of the salary growth in the calculation of the Obligation for Defined Benefits (formerly known as Obligations for Projected Benefits), the elimination of the accounting treatment for the additional liability and its corresponding intangible asset and separate equity component.

NIF D-4 “Income Tax”.  This NIF requires to recognize assets tax as a tax credit and therefore, as a deferred income tax asset. The term of permanent difference is eliminated and it also requires to reclassify to the retained earnings the initial effects of the deferred income tax recorded in the equity, unless the timing difference which gave rise to them have not been realized.

INIF 6 “Option to Choose the Form of Hedges”.  This INIF indicates that a derivative financial instrument may be considered as such since the date of its acquisition or in a subsequent date, only if it fulfills the new requirements established in the paragraph 51 a) from the Statement C-10.

INIF 7 “Accounting Treatment of the Comprehensive Income or Loss Derived from a Cash Flows Hedge over a Projected Transaction of Purchasing a Nonfinancial Asset”.  This INIF amends the Statement C-10, Paragraph 105, to clarify that the effects of a hedge recorded in the comprehensive gain or loss derived from transactions of purchasing a nonfinancial asset can be capitalized in the cost of the nonfinancial asset, whose price is fixed by the hedge.

Paragraph 106 is amended to indicate that in the case of all cash flows hedges, the amounts recorded in the equity as a part of the comprehensive gain or loss of the year, must be reclassified to the income statement in the same period or periods in which the hedge contract is signed or the projected transaction is affected, except for the cases indicated in paragraph 105.

Paragraph 110 is amended to indicate that in the case of the cash flow hedges effects, their accumulated gain or loss, which had been recognized in equity as a part of comprehensive income or loss, must be recognized as indicated in the paragraph 105, since they are nonfinancial assets.

INIF 8 “IETU Effects”.  This INIF establishes the procedures that must be followed by companies for the registry and recognition of this new tax.

Ing. Carlos Fernández González	Dr. Juan José Suárez Coppel
Board President and General Director	Vice President of Management and Finance

Mexico City, February 27, 2007

To the Stockholders of
Grupo Modelo, S. A. B. de C. V.:

We have audited the accompanying consolidated balance sheets of Grupo Modelo, S. A. B. de   C. V. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended which, as described in Note 2, have been prepared on the basis of Mexican financial information standards.  These financial statements are the responsibility of the Company’s Management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis of our opinion.

As described in Note 19 to the financial statements, the Company’s financial statements have been prepared on the basis of Mexican financial information standards.  These financial information standards differ in some instances from accounting principles generally accepted in the United States of America.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grupo Modelo, S. A. B. de C. V. and subsidiaries at December 31, 2006 and 2005, the results of their operations, and their cash flows for the years then ended, in conformity with Mexican financial information standards.

PricewaterhouseCoopers, S. C.
C.P. José A. Salazar Tapia,

GRUPO MODELO, S. A. B. DE C. V. AND SUBSIDIARIES
(FORMERLY GRUPO MODELO, S.A. DE C.V. AND SUBSIDIARIES)
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2006 AND 2005
(Amounts expressed in thousands of pesos of December 31, 2006 purchasing power)

ASSETS	2006	2005
CURRENT:
Cash and marketable securities	$22,092,645	$18,348,478
Accounts and notes receivable (Note 3)	3,589,619	3,273,800
Inventories (Note 4)	6,709,519	5,995,656
Prepaid expenses and other current items	2,132,999	2,303,481
Total current assets	34,524,782	29,921,415
Long-term accounts and notes receivable (Note 3)	1,385,605	1,203,461
Investment in shares of associated companies (Note 5)	3,239,198	2,859,612
PROPERTY, PLANT AND EQUIPMENT (Note 6)	73,411,974	70,080,934
Accumulated depreciation	(24,216,352)	(22,424,252)
	49,195,622	47,656,682
Other assets (Note 7)	2,400,812	1,894,109
Total assets	$90,746,019	$83,535,279

LIABILITIES
CURRENT:
Suppliers	$2,993,648	$1,594,187
Employees’ Profit Sharing (Note 12)	1,253,905	978,681
Excise tax on production and services payable	1,039,649	970,421
Accounts payable and other accumulated expenses	910,963	1,182,612
Total current liabilities	6,198,165	4,725,901
Deferred tax and employees’ profit sharing (Note 12c.)	8,060,923	7,907,121
Labor obligations upon retirement (Note 8)	-	29,495
Contingencies and commitments (Note 9)	-	-
Total liabilities	14,259,088	12,662,517
STOCKHOLDERS' EQUITY
Capital stock (Note 10)	15,784,081	15,784,081
Premium on share subscription	1,051,184	1,051,184
EARNED SURPLUS (Notes 11 and 12):
Legal reserve	2,667,660	2,292,130
Reserve for acquisition of own shares	663,964	663,964
Retained earnings	36,644,626	33,620,318
Net income for the year, as per the income statement	8,671,559	7,586,810
	48,647,809	44,163,222
Accumulated effect of deferred tax	(5,274,570)	(5,274,570)
Adjustment to capital for labor obligations upon retirement (Note 8)	(414,596)	(513,331)
Deficit in the restatement of stockholders’ equity	(1,007,087)	(722,835)
Total majority stockholders’ equity	58,786,821	54,487,751
MINORITY INTEREST:
Anheuser-Busch Companies, Inc.	17,555,693	16,256,918
Other investors	144,417	128,093
Total minority interest	17,700,110	16,385,011
Total stockholders' equity	76,486,931	70,872,762
Total liabilities and stockholders’ equity	$90,746,019	$83,535,279

The accompanying nineteen notes are an integral part of these consolidated financial statements, which were authorized for issuance on February 12, 2007 by the officers specified at the foot of the financial statements and the notes thereto.

Ing. Carlos Fernández González	C.P. Ernesto Alcalde y Rodríguez
Board President and General Director	Vice President of Finance

GRUPO MODELO, S. A. B. DE C. V. AND SUBSIDIARIES
(FORMERLY GRUPO MODELO, S.A. DE C.V. AND SUBSIDIARIES)
CONSOLIDATED STATEMENT OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Amounts expressed in thousands of pesos of December 31, 2006 purchasing power)

	2006	2005
NET BEER SALES	$49,795,224	$45,702,831
OTHER INCOME	7,032,393	5,856,074
	56,827,617	51,558,905
COST OF SALES	25,638,446	23,697,763
Gross profit	31,189,171	27,861,142
OPERATING EXPENSES:
Sales and distribution	11,027,253	9,300,939
Administrative	3,912,113	4,228,919
	14,939,366	13,529,858
Operating profit	16,249,805	14,331,284
OTHER INCOME, Net	671,321	263,804
COMPREHENSIVE FINANCING INCOME:
Interest earned – Net	1,241,309	1,392,068
Exchange profit (loss) – Net	111,611	(102,138)
Loss on monetary position	(923,968)	(644,789)
	428,952	645,141
Profit before provisions	17,350,078	15,240,229
PROVISIONS FOR (Note 12):
Income and asset tax	4,782,837	4,492,202
Employees’ profit sharing	1,255,054	859,850
	6,037,891	5,352,052
Consolidated net income for the year	$11,312,187	$9,888,177
Majority interest profit	$8,671,559	$7,586,810
MINORITY INTEREST PARTICIPATION:
Anheuser-Busch Companies Inc.	$2,623,117	$2,287,589
Other investors	17,511	13,778
Minority net income	$2,640,628	$2,301,367
Earnings per share (Amounts in Mexican pesos, attributable to majority interest)	$2.6667	$2.3331

The accompanying nineteen notes are an integral part of these consolidated financial statements, which were authorized for issuance on February 12, 2007 by the officers specified at the foot of the financial statements and the notes thereto.

Ing. Carlos Fernández González	C.P. Ernesto Alcalde y Rodríguez
Board President and General Director	Vice President of Finance

GRUPO MODELO, S. A. B. DE C. V. AND SUBSIDIARIES
(FORMERLY GRUPO MODELO, S.A. DE C.V. AND SUBSIDIARIES)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Amounts expressed in thousands of pesos of December 31, 2006 purchasing power)

			Retained Earnings
	Capital Stock	Premium on share subscription	Legal reserve	Reserve for acquisition of own shares
Balances January 1, 2005	$15,784,081	$1,051,184	$1,963,506	$663,964
Appropriation of 2004 profit as agreed at the General Ordinary Stockholders’ Meeting of April 18, 2005 as follows:
To retained earnings
To legal reserve			328,624
Dividend payment at the rate 1.05 of Mexican peso per outstanding share
Dividend payment to minority stockholders’
Comprehensive income (Note 11)
Balances at December 31, 2005	15,784,081	1,051,184	2,292,130	663,964
Application of 2005 profit as agreed at the General Ordinary Stockholders’ Meeting of April 24, 2006 as follows:
To retained earnings
To legal reserve			375,530
Dividend payment at the rate 1.25 of Mexican pesos per outstanding share
Dividend payment to minority stockholders’
Comprehensive income
Balances at December 31, 2006	$15,784,081	$1,051,184	$2,667,660	$663,964

	Retained Earnings
	Not Applied	For the year	Accumulated effect of deferred tax	Adjustment capital for labor obligations at retirement	Deficit in restatement of stockholders’ equity	Minority interest	Total
Balances January 1, 2005	$30,930,492	$6,647,930	$(5,274,570)	$(802,854)	$(723,647)	$15,145,766	$65,385,852
Appropriation of 2004 profit as agreed at the General Ordinary Stockholders’ Meeting of April 18, 2005 as follows:
To retained earnings	6,647,930	(6,647,930)
To legal reserve	(328,624)
Dividend payment at the rate 1.05 of Mexican peso per outstanding share	(3,629,480)						(3,629,480)
Dividend payment to minority stockholders’						(1,147,755)	(1,147,755)
Comprehensive income (Note 11)		7,586,810		289,523	812	2,387,000	10,264,145
Balances at December 31, 2005	33,620,318	7,586,810	(5,274,570)	(513,331)	(722,835)	16,385,011	70,872,762
Application of 2005 profit as agreed at the General Ordinary Stockholders’ Meeting of April 24, 2006 as follows:
To retained earnings	7,586,810	(7,586,810)
To legal reserve	(375,530)
Dividend payment at the rate 1.25 of Mexican pesos per outstanding share	(4,186,972)						(4,186,972)
Dividend payment to minority stockholders’						(1,268,162)	(1,268,162)
Comprehensive income		8,671,559		98,735	(284,252)	2,583,261	11,069,303
Balances at December 31, 2006	$36,644,626	$8,671,559	$(5,274,570)	$(414,596)	$(1,007,087)	$17,700,110	$76,486,931

The accompanying nineteen notes are an integral part of these consolidated financial statements, which were authorized for issuance on February 12, 2007 by the officers specified at the foot of the financial statements and the notes thereto.

Ing. Carlos Fernández González	C.P. Ernesto Alcalde y Rodríguez
Board President and General Director	Vice President of Finance

GRUPO MODELO, S. A. B. DE C. V. AND SUBSIDIARIES
(FORMERLY GRUPO MODELO, S.A. DE C.V. AND SUBSIDIARIES)
CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Amounts expressed in thousands of pesos of December 31, 2006 purchasing power)

OPERATING:	2006	2005
Consolidated net income for the year	$11,312,187	$9,888,177
ITEMS APPLIED TO INCOME NOT REQUIRING THE USE OF RESOURCES:
Depreciation and amortization for the year	2,883,318	2,578,358
Allowance for impairment of fixed assets and investment in shares of associated companies	139,364	99,516
Increase (Decrease) in deferred tax payable and employees’ profit sharing liabilities	102,887	(387,305)
Equity in income of associated companies, net of dividends received	(358,697)	15,660
	14,079,059	12,194,406
FUNDS PROVIDED BY (USED IN):
Increase in suppliers, sundry creditors and accumulated liabilities	561,257	333,270
Increase (decrease) in employees’ profit sharing payable	275,224	(272,516)
Decrease (increase) in prepaid expenses and other current items	170,481	(270,905)
Increase in excise tax on production and services payable	-	86,106
(Increase) in inventories	(1,049,268)	(95,365)
(Increase) in accounts and notes receivable	(268,204)	(1,265,737)
Funds provided by operations	13,768,549	10,709,259
FINANCING:
Dividend payment	(4,186,972)	(3,629,480)
Dividend payment to minority stockholders	(1,268,162)	(1,147,755)
Labor obligations upon retirement, net	(796)	(110,028)
	(5,455,930)	(4,887,263)
INVESTMENT:
Acquisition of property, plant and equipment, net	(4,469,032)	(4,190,104)
Increase in other assets	(505,444)	(318,550)
Acquisition of shares of associated companies	(26,270)	(6,439)
Cash and marketable securities of associated companies	432,294	-
	(4,568,452)	(4,515,093)
Increase in cash and marketable securities	3,744,167	1,306,903
Balance at beginning of year	18,348,478	17,041,575
Balance at end of year	$22,092,645	$18,348,478

The accompanying nineteen notes are an integral part of these consolidated financial statements, which were authorized for issuance on February 12, 2007 by the officers specified at the foot of the financial statements and the notes thereto.

Ing. Carlos Fernández González	C.P. Ernesto Alcalde y Rodríguez
Board President and General Director	Vice President of Finance

GRUPO MODELO, S. A. B. DE C. V. AND SUBSIDIARIES
(FORMERLY GRUPO MODELO, S. A. DE C. V. AND SUBSIDIARIES)
 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005
(Amounts expressed in thousands of pesos of December 31, 2006 purchasing power)

1.	INCORPORATION AND CORPORATE PURPOSE:

a)
At the General Extraordinary and Ordinary stockholders’ meeting held on December 18, the stockholders’ decided to change the company name from Grupo Modelo, S.A. de C.V. to Grupo Modelo, S.A.B. de C.V. and amended the by laws to reflect the new integration, organization and functions of their subsidiaries and the new rights of the minority stockholders, thus complying with the provisions of the Stock Market Law published on December 30, 2005.

b)	Grupo Modelo, S. A. B. de C. V. and Subsidiaries (the Group) is mainly engaged in the production and sale of beer, which began in 1925.

c)
Grupo Modelo, S. A. de C. V. is mainly engaged in holding 76.75% of the common stock of Diblo S. A. de C. V., whose business purpose is holding real estate and investing in shares of subsidiaries mainly involved in the production, distribution and sale of beer in Mexico and abroad.  The most important subsidiaries, on the basis of their operations and stockholders’ equity, are as follows:

Percentage of shareholding in the shares comprising Breweries: the capital stock
Breweries:
Cervecería Modelo S. A. de C. V.	100
Compañía Cervecera de Zacatecas, S. A. de C. V.	100
Compañía Cervecera del Trópico, S. A. de C. V.	100
Cervecería Modelo de Guadalajara, S. A. de C. V.	100
Cervecería Modelo del Noroeste, S. A. de C. V.	100
Cervecería Modelo de Torreón, S. A. de C. V.	100
Cervecería del Pacífico, S. A. de C. V.	100
Compañía Cervecera de Coahuila, S.A. de C.V.	100

Transformation of barley to malt:
Cebadas y Maltas, S. A. de C. V.	100
GModelo Agriculture, Inc.	100
Extractos y Maltas, S.A. de C.V.	98

Machinery manufacturer:
Inamex de Cerveza y Malta, S. A. de C. V.	100

Manufacturer of beer cans and crown tops:
Envases y Tapas Modelo, S. A. de C. V.	100

Distributors of beer and other products:
Las Cervezas Modelo del Occidente, S.A. de C.V.	100
Las Cervezas Modelo del Centro, S.A. de C.V.	100
Distribuidora de Cervezas Modelo en el Norte, S.A. de C.V.	100
Las Cervezas Modelo del Bajío, S.A. de C.V.	100
Las Cervezas Modelo en el Pacífico, S.A. de C.V.	100
Las Cervezas Modelo del Noreste, S.A. de C.V.	100
Las Cervezas Modelo en Morelos, S.A. de C.V.	100
Las Cervezas Modelo en San Luis Potosí, S.A. de C.V.	100
Las Cervezas Modelo del Sureste, S.A. de C.V.	100
Distribuidora de Cervezas Modelo en Chihuahua, S.A. de C.V.	100
Las Cervezas Modelo en Michoacán, S.A. de C.V.	100
Las Cervezas Modelo del Estado de México, S.A. de C.V.	100
Las Cervezas Modelo del Altiplano, S.A. de C.V.	100
Las Cervezas Modelo en Guerrero, S.A. de C.V.	100
Las Cervezas Modelo en Baja California, S.A. de C.V.	100

Distributors of beer and other products abroad:
GModelo Corporation, Inc.	100
Procermex, Inc.	100
GModelo Europa, S.A.U.	100
Eurocermex, S. A.	100

2.	ACCOUNTING POLICIES:

The Group accounting policies used in preparing these consolidated financial statements comply with the requirements for reasonable presentation set forth by Mexican Financial Information Standards (NIF) and are expressed in pesos of December 31, 2006 purchasing power through application of National Consumer Price Index (NCPI) factors.  Those standards require that the Group’s Management make certain estimates and assumptions in determining the valuation of some items included in the consolidated financial statements.

Following is a summary of the most significant accounting policies, methods and criteria for recognizing the effects of inflation on the financial information:

a)
Consolidation - The Group prepares consolidated financial statements, which include the financial position and the results of the companies in which Diblo, S. A. de C. V. has control and direct or indirect shareholding of more than 50% of the common stock.  All significant balances and transactions between consolidated companies have been eliminated for consolidation purposes.  Consolidation was performed based on the audited financial statements of most of the subsidiaries.

b)
Marketable securities - Investments in marketable securities correspond to financial instruments related to the Groups’ business purpose and financial instruments available for sale, and are valued at their fair value, which is similar to their market value.  The fair value is the amount at which a financial asset may be exchanged, and a financial liability may be liquidated, between interested and willing parties in a free market transaction.

c)
Derivative financial instruments - The main financial risks for the Company pertain to exchange fluctuations (dollar-peso) and the price of natural gas, which are covered by contracting derivative instruments (Over-the-Counter) with different parties.  This item is recorded as assets and liabilities at their reasonable value.  Gains or losses on those investments are recorded in income for the year.  (See Note 16)  Beginning 2005, the Group adopted the provisions of Statement C-10, “Derivative Financial Instruments and Hedging Operations”.  Adoption of this statement had no significant effects on income for the year.

d)
Inventories and cost of sales - This item is originally recorded through the last-in-first-out method and is subsequently restated to replacement cost.  Values thus determined do not exceed market value.  See Note 4.

e)
Investment in shares of associates - Permanent investment in shares are recorded at acquisition cost and are valued by applying the equity method.  Equity in the net income of associated companies that manufacture materials used in the production of beer is included in the of income statement as a reduction in cost of sales.

f)
Property, plant and equipment - These items are recorded at acquisition cost, restated by applying inflation factors derived from the NCPI to the net replacement value determined by independent expert appraisers at December 31, 1996, and on the basis of their acquisition cost in the case of purchases subsequent to that date.

g)	Construction in progress and advances to suppliers - These items are recorded at the amount of the expenditures made, and are restated by applying NCPI factors based on the ageing of the expenditure.

h)
Depreciation - This item is calculated based on the restated values of property, plant and equipment, based on the probable useful life as determined by independent appraisers and the technical department of the Group.  Annual depreciation rates are shown in Note 6.

i)
Deferred expenses and intangible assets - Intangible assets are recognized in the balance sheets provided they are identifiable, they generate expected economic benefits, and there is control over said benefits.  These items are restated by applying NCPI factors based on expenditure ageing. Licenses and permits represent payments made to exploit a patent or registration issued by the owner of said items.  They are recorded at acquisition value, which at the date of the consolidated financial statements is similar to market.

j)
Amortization - The original amount and restatement increment for installation, organization and intangible asset expenses are amortized by the straight-line method.  The rate used for accounting purposes (between 5% and 10%) is determined based on expected future economic benefits.

k)
Long-lived assets - The Group’s Management has carried out a study to determine the recoverable value of long-lived assets, tangible and intangible, in order to determine if there is indication of  significant impairment in those assets.  No impairment was determined at the date of the consolidated financial statements.

l)
Labor obligations upon retirement - The effects of seniority premiums to which employees are entitled after 15 years of service and obligations for compensation at the end of employment established in retirement plans established for employees are recorded as cost for the years in which said services are rendered, based on actuarial studies performed by independent experts, and are recorded based on the guidelines of Statement D-3, “Labor Obligations” and the amendments thereto, in effect as from January 1, 2005.  Contributions to the trusts managing the various plan assets are in accordance with Mexican Tax Regulators.  See Note 8.

m)
Deferred income tax and employees’ profit sharing - To determine deferred income tax, the Group uses the comprehensive asset-and-liability method, which consists of applying the income tax rate to all temporary differences of assets and liabilities at the date of the consolidated financial statements.  Deferred Statutory Profit Sharing only arises on non-recurring temporary items.  See Note 12 c.

n)
Stockholders’ equity - The capital stock, legal reserve, contributions for future capital increases and retained earnings represent the value of those items in terms of December 31, 2006 purchasing power and are restated by applying NCPI factors to historical amounts.

Premium on share subscription - This item represents the excess difference between payment of subscribed shares and the theoretical value of those shares at the time of subscription, and is restated by applying NCPI factors.

Deficit in the restatement of stockholders’ equity - The balance of this account represents the sum of the items “Cumulative gain or loss from holding non-monetary assets” and “Cumulative monetary gain or loss”, described below:

Cumulative gains or loss from holding non-monetary assets - This item represents the cumulative change in the value of non-monetary assets due to causes other than inflation.  It is determined only when the specific cost method is used, since those costs are compared to restatements determined using the NCPI.  If the specific costs are higher than the indexes, there is a gain from holding non-monetary assets; otherwise, there is a loss.  The gain or loss from holding non-monetary assets, generated until 1996 due to restatement of fixed assets, is restated in the same way as other stockholders’ equity accounts.

Cumulative monetary gain or loss - This item is the net effect arising on the initial restatement of the financial statement figures.

o)
Gains or loss on monetary position - This account represents the effect of inflation on monetary assets and liabilities, even when they continue to have the same nominal value.  When monetary assets exceed monetary liabilities, a monetary loss is generated, since although assets maintain their nominal value, they lose purchasing power.  When liabilities are greater, a profit arises, since they are settled with money of lower purchasing power.  Those effects are charged or credited to income statement and form part of comprehensive financing income.

p)
Comprehensive income - This item represents the net profit for the year, non monetary assets result, the gain (loss) for the translation of the subsidiaries located abroad, plus any items which, in accordance with the provisions of other statements, must be recorded directly in stockholders’ equity and do not qualify as capital contributions or reductions.

q)	Earnings per share - Earnings per share attributable to the majority interest were calculated based on the average of common shares outstanding.

r)
Foreign currencies - Transactions in foreign currencies are recorded at the rates of exchange prevailing on the dates they are entered into and/or settled.  Assets and liabilities denominated in such currencies are stated at the Mexican peso equivalents resulting from applying the rates prevailing on the balance sheet dates.  Exchange differences arising from fluctuations in the exchange rates between the transactions and settlement dates, or the balance sheet date, are debited or credited to income.  See Note 14.

s)
Translation of the financial information of subsidiaries located abroad - Conversion to Mexican pesos, used as the basis for consolidation, was carried out based on the guidelines of Statement B-15, “Transactions in Foreign Currency and Conversion of Financial Statements of Foreign Operations”, was performed on the following bases: a) monetary items at the exchange rate in effect for the year-end close, purchase exchange rate $10.76 ($10.63 in 2005) to the US dollar, b) non-monetary items at historical exchange rate, c) income-loss items at average exchange rate for each month of the year, and d) the effect of conversion is recorded under comprehensive financing income-loss.  The financial statements in Mexican pesos are restated at the year-end close by applying the provisions of Statement B-10.

3.	ACCOUNTS AND NOTES RECEIVABLE:

This account is made up as follows:

Item	2006	2005
Trade accounts receivable	$4,668,540	$3,550,591
Sundry debtors	327,935	467,655
Salesmen	15,194	18,944
	5,011,669	4,037,190
Less - Allowance for doubtful accounts	(323,711)	(393,496)
	4,687,958	3,643,694
Recoverable taxes	207,929	774,145
Non-consolidated related companies (See Note 13)	48,106	27,239
Officers and employees	31,231	32,183
	4,975,224	4,477,261
Less - Current accounts and notes receivable	(3,589,619)	(3,273,800)
Long-term accounts and notes receivable	$1,385,605	$1,203,461

4.	INVENTORIES:

This account is made up as follows:

Item	2006	2005
Containers and packaging	$2,293,519	$1,913,074
Finished goods and work in process	1,485,945	1,469,112
Raw materials	1,478,079	1,463,285
Spare parts and accessories	628,673	629,042
Merchandise in transit and advances to suppliers	835,594	548,393
Advertising articles	124,493	116,814
	6,846,303	6,139,720
Less Allowance for slow moving inventories	(136,784)	(144,064)
	$6,709,519	$5,995,656

5.	INVESTMENT IN SHARES OF ASSOCIATED COMPANIES:

a)	The balance of this account is made up as follows:

Companies	Shareholding percentage in shares comprising the capital stock	2006	2005
Dirección de Fábricas, S. A. de C. V. (holder of glass manufacturing companies)	41	$2,990,503	$2,616,937
Gondi, S. A. de C. V.	7	218,165	189,188
Investments abroad	40-81	121,192	138,877
		3,329,860	2,945,002
Other		51,546	52,178
		3,381,406	2,997,180
Less Allowance for decline in book value		(142,208)	(137,568)
		$3,239,198	$2,859,612

b)	The amount of the investment in shares of associated companies includes the equity in the net income of those entities amounting to $589,462 ($451,575 in 2005) of profit.

6.	PROPERTY, PLANT AND EQUIPMENT, NET:

a)	The balance of this account is made up as follows:

		2006			2005
Item	Annual percentage of depreciation rate	Historical cost – net	Restatement – net	Total net value	Total net value
Land	-	$1,583,394	$3,266,879	$4,850,273	$4,794,940
Machinery and equipment	5	14,484,018	7,732,409	22,216,427	21,844,946
Transportation equipment	12 to 25	2,606,287	385,177	2,991,464	2,837,132
Buildings and constructions	2	7,266,428	6,750,396	14,016,824	13,442,603
Computer equipment	25	525,277	37,617	562,894	560,021
Furniture and other equipment	7	382,554	76,670	459,224	526,143
Antipollution equipment	5	566,936	303,289	870,225	915,052
Construction in progress advances to suppliers	-	3,130,722	97,569	3,228,291	2,735,845
		$30,545,616	$18,650,006	$49,195,622	$47,656,682

Depreciation for the year amounted to $2,792,782 ($2,491,102 in 2005).

b)
The Group’s Management estimates that completion of construction in process and advances to suppliers will require an additional investment of approximately $1,957,210 ($3,683,486 in 2005), to be applied to the construction of warehouses, offices, the acquisition and installation of new production lines.  This work is expected to conclude in 2007 and 2008.

7.	OTHER ASSETS:

The balance of this account is made up as follows:

Item	2006	2005
Deferred expenses	$2,133,653	$1,906,697
Goodwill and other intangible assets	634,966	370,232
	2,768,619	2,276,929
Less – Accumulated amortization	(819,208)	(737,979)
	1,949,411	1,538,950
Intangible assets for labor obligations upon retirement (See Note 8)	451,401	355,159
	$2,400,812	$1,894,109

8.	LABOR OBLIGATIONS UPON RETIREMENT:

The Group has a pension and seniority premium plan to cover obligations established by its labor contracts and the Mexican Federal Labor Law. Those compensations are payable only after employees have worked a certain number of years.

-	As of the date of the consolidated financial statements, the amount of the accrued liability for labor obligations upon retirement is analyzed as follows:

Description	2006	2005
Obligations for current benefits	$5,183,647	$5,038,578
Additional amount of projected benefits	403,130	413,880
Obligations for projected benefits	5,586,777	5,452,458
Plan assets (trust fund)	(5,487,527)	(4,794,434)
	99,250	658,024
Items to be amortized over a period of 13 to 19 years:
For adjustments to assumptions	(529,005)	(1,077,617)
For past services	(554,824)	(579,126)
Projected net assets	(984,579)	(998,719)
Additional liability made of:
Intangible assets	451,401	355,159
Adjustment to capital	533,178	673,055
Accrued liability	$-	$29,495

-	The intangible assets and the adjustment to capital derived from subsidiaries in which the trust funds and the net current liability are less than the obligations for current benefits.

-
Contributions to the trusts that manage the plan assets in the year amounted to $290,491 ($469,057 in 2005). In the year, payments made by the trusts to beneficiaries amounted to $339,517 ($263,654 in 2005).

-
The net cost for the year amounted to $289,695 ($369,389 in 2005), and was determined in the same manner as projected benefit obligations at an estimated real rate of return of 5%, and an average increase in salaries of 1.5% in both periods.

-
Severance payments of $461,628 ($414,242 in 2005), were made in the year.  On January 1, 2005, under the new guidelines of  Statement D-3, “Labor obligations”, the Company recorded a liability for Termination of Employment of 83,363 ($82,699 in 2005), which will be offset over the remaining useful labor life of the Company’s employees.

9.	CONTINGENCIES AND COMMITMENTS:

a)
Various lawsuits are currently outstanding for different reasons.  In the opinion of the Group’s officers and lawyers, these matters will be resolved favorably. In any event, the result of the lawsuits will not substantially affect the consolidated financial position or the consolidated results of operations.

b)
As of the date of the consolidated financial statements, there are outstanding commitments for the purchase of inventories, machinery and equipment in the amount of approximately 169 million U.S. dollars (122 million U.S. dollars in 2005).

c)
In 2000 and 2001, operating lease agreements were signed for air transportation equipment, with mandatory terms of 10 and 7 years and monthly lease payments of 170,000 U.S. dollars and 24,000 U.S. dollars, respectively.

10.	COMMON STOCK:

As of December 31, 2006 and 2005, the common stock consisted of 3,251,759,632 shares, with no par value, divided as follows:

Description	Amount
Fixed capital:
Series A Class I shares - Without withdrawal rights, comprised of 1,459,389,728 fully subscribed and paid-in common voting shares; these shares must always comprise at least 56.10% of the total shares of the common stock with voting rights, and may be acquired directly or indirectly only by Mexican individuals or corporations (historical value)	$785,996
Variable capital:
Series B Class II shares - Comprised of 1,142,017,984 fully subscribed and paid-in common voting shares, which in no case may comprise more than 43.90% of the total voting and are not subject to ownership subscription limitations (historical value)	1,085,855
Series C Class II shares - Comprised of 650,351,920 fully subscribed and paid-in nonvoting shares, which in no case may comprise more than 20% of the common stock (historical value)	967,801
2,839,652
Effect of restatement	12,944,429
$15,784,081

11.	COMPREHENSIVE INCOME:

The Group’s comprehensive income for the year is made up as follows:

Description	2006	2005
Consolidated net income for the year	$11,312,187	$9,888,177
Adjustment to capital for labor obligations upon retirement	128,578	372,009
Result from holding non-monetary assets	(371,462)	3,959
Comprehensive income	$11,069,303	$10,264,145

12.	INCOME TAX, ASSET TAX, EMPLOYEES’ PROFIT SHARING AND RESTRICTIONS ON PROFITS:

a)	The income tax and asset tax provision as of December 31 are as follows:

Item	2006	2005
Income currently payable	$4,827,243	$4,554,598
Asset tax	59,853	51,924
Deferred income tax	(104,259)	(114,320)
	$4,782,837	$4,492,202

b)
On January 1, 2005, the amendments to the Income Tax Law went into effect and stipulate an annual reduction of the income tax rate until it reaches 28% in 2007.  The current income tax for the year was determined by applying the rate of 29% to taxable income (30% in 2005). The rate used to calculate deferred income tax was 28%.

c)	Deferred taxes and employees’ profit sharing - The principal temporary differences giving rise to deferred taxes at the date of these consolidated financial statements are analyzed as follows:

Item	2006	2005
Fixed assets and other assets	$6,389,438	$6,064,098
Inventories	774,664	972,174
Labor obligations upon retirement	279,409	279,453
Other	584,881	594,873
Subtotal	8,028,392	7,910,598
Tax credits corresponding to:
Recoverable asset tax	(77,448)	(155,293)
Total deferred tax liability	7,950,944	7,755,305
Deferred employees’ profit sharing	109,979	151,816
Total deferred income tax and employees’ profit sharing liability	$8,060,923	$7,907,121

d)	Asset tax is calculated by applying the rate of 1.8% to the net amount of certain assets and liabilities and is paid only when asset tax exceeds income tax of the year.

e)	Employees’ profit sharing is calculated by applying the rate of 10% to amount determined in accordance with the special rules set forth in the Income Tax Law.

The employees’ profit sharing provision charged to income is made up as follows:

Item	2006	2005
Current employees’ profit sharing	$1,283,208	$1,025,708
Deferred employees’ profit sharing	(28,154)	(165,858)
	$1,255,054	$859,850

f)
The combined statutory rates for income tax and employee’s profit sharing are 39% (40% in 2005), and differ from the effective rate of 34.8% (35.12% in 2005), due mainly to the effects of tax consolidation and non-deductible-expenses.

g)
At the date of the consolidated financial statements, asset tax amount to $285,179 ($274,476 in 2005), which can be recovered in the following ten years to the extent income tax exceeds asset tax in any of those years.

-
Certain subsidiaries incurred in no income tax, and therefore the asset tax for the year is considered an account receivable for those companies in which there is certainty that said amount can be credited against income tax in future years.  This item is shown in the consolidated balance sheet, together with deferred tax, as provided by Statement   D-4.  The accumulated balance of this item amounted to $77,448 ($155,293 in 2005).

-
Asset tax incurred by subsidiaries where there is no certainty that the tax can be recovered, and it exceeds income tax, was charged directly to income for the year, and amounted to $59,853 ($51,924 in 2005).

h)
Grupo Modelo S. A. B. de C. V., together with its direct and indirect subsidiaries, is authorized by the tax authorities to determine income tax on a consolidated basis specified in the Income Tax Law.  The main considerations in the tax consolidations are as follows:

-
The consolidation percentage is the average shareholding, which is applied to each of the subsidiaries, and is 100% for the parent company from 2005 onwards. Subsidiaries’ tax loss carry forwards included in the determination of the consolidated tax result and corresponding to tax years 1999 to 2004, and which are to be applied against tax profits generated in 2005, are considered at the consolidating percentage multiplied by the 0.60 factor.

-	Any companies in which the direct or indirect equity percentage does not exceed 50% may not be included in the consolidation process.

-	Individual tax losses of the parent or subsidiaries which are not applied in accordance with the law must be added to the consolidated profit of the year in which they expire.

i)
At the date of the consolidated balance sheet, there were tax losses generated by subsidiaries before the incorporation in the tax consolidation that will affect the consolidated tax result by $16,747 ($29,599 in 2005) at the time these subsidiaries generate taxable income, and which may be offset against future tax profits after have been restated.  Tax losses from prior years in the amount of $12,001 ($12,165 in 2005) have been offset in the year vs. historical losses of prior years.

j)	Retained earnings are subject to income tax payable by the company in the event of a distribution (in cash or assets), which is considered to be a final payment on the basis of the following:

-
Dividends paid out from the After-tax Income Account (CUFIN) are not subject to income tax. Any amount paid in excess is subject to 29% income tax on the result of multiplying the dividend paid by the factor of 1.4085 (1.4286 in 2005); the corresponding tax may be credited against the company’s income tax determined in the current year or over the following two years. Dividends paid are not subject to any withholding tax.

-
In the year, dividends in the amount of $4,064,700, have been declared to majority stockholders, which were paid from the: CUFIN $3,924,110 and CUFINRE $140,590, and gave rise to income tax on distribution of reinvested earnings in the amount of $9,966, which amount was accrued in prior years.  Dividends declared in 2005 totaled $3,414,348 and were paid from the CUFIN.

-	At of the date of the consolidated financial statements, the CUFIN balance is $21,239,501 ($24,203,840 in 2005).

k)
In the event of a capital reduction, the excess of stockholders’ equity over the Tax Account Contributed Capital, the latter restated in accordance with the procedures established in the Income Tax Law, is accorded the same tax treatment as dividends.

13.	TRANSACTIONS WITH NON-CONSOLIDATED RELATED COMPANIES:

The principal transactions entered into with non-consolidated related companies are analyzed as follows:

Description	2006	2005
Purchases of:
Containers and packaging	$6,842,241	$5,502,529
Machinery	2,229	77,588
	$6,844,470	$5,580,117
Sales of:
Recyclable materials	$187,639	$217,516
Machinery and maintenance services	3,801	23,461
	$191,440	$240,977

14.	FOREIGN-CURRENCY POSITION AND TRANSACTIONS:

a)	As of the consolidated balance-sheet date, the Group had the following position in thousand U.S. dollars:

Description	2006	2005
Assets	334,799	349,386
Liabilities	90,163	37,863

b)	These currencies are valued at the following exchange rates:

	Assets	Liabilities
At the exchange rate of $10.760 pesos exchange rate for assets and $10.795 for liabilities to the US dollar	$3,602,437	$973,309

-	The exchange rate as of the date of the consolidated financial statements was $10.9601 for assets and liabilities.

c)
At the date of the consolidated financial statements, there were inventories amounting to 61,998,000 U.S. dollars (60,805,000 U.S. dollars in 2005), which for the most part can only be acquired abroad.

d)	During the year, the following operations were carried out in U.S. dollars (thousands):

Description	2006	2005
Exports of finished goods	1,471,860	1,260,637
Collection of royalties	177,938	149,125
Exports of packaging and other materials	41,908	44,082
	1,691,706	1,453,844
Purchase of inventories	211,087	221,453
Freight, advertising, taxes and duties, and other items	316,718	287,899
Purchase of machinery and payment of other services	62,910	84,617
Purchase of spare parts	10,322	8,646
	601,037	602,615
Net	1,090,669	851,229

15.	SEGMENT INFORMATION:

Segment data is analyzed as follows:

	Income	Consolidated net profit	Identifiable assets
2006:
Domestic	$40,102,917	$7,884,594	$87,076,358
Exports	16,724,700	3,427,593	3,669,661	(1)
	$56,827,617	$11,312,187	$90,746,019

2005:
Domestic	$37,085,654	$7,060,159	$80,604,323
Exports	14,473,251	2,828,018	2,930,956	(1)
	$51,558,905	$9,888,177	$83,535,279

 (1) This amount solely includes assets related to beer distribution abroad.

16.	FINANCIAL INSTRUMENTS:

a)
Financial instruments potentially subject to risk concentration consist mainly of accounts receivable and temporary investments.  The Group places cash surpluses at sound financial credit institutions.  Credit risk concentration concerning accounts receivable is limited, due mainly to the large number of customers and their geographic distribution.  The Group considers that the allowance for doubtful accounts properly covers those that could represent a collection risk and continually monitors their behavior.  When necessary, the allowance is adjusted.

b)
At December 31, 2006, there was open exchange hedging for 2007 and 2008 totaling $416 million dollars (notional) whose market value was $52,765, while natural gas had 8.99 contracts, each representing 10,000 MBTU (Million British Thermal Units, a measurement indicator for gas consumption), which means that the underlying value for 2007 is 89,900 MBTU, with a market value of $4.5 million pesos.

The statement of income for 2006 showed a $34.8 million pesos exchange profit resulting from exchange hedging and an $8.7 million pesos loss for natural gas.

17.	PARTNERSHIP AGREEMENT:

The Group and Constellation Brands, Inc. signed a partnership agreement in July to import and sell the portfolio of the beer brands produced by the Group throughout the US starting January 2, 2007.

At November 29, 2006, Grupo Modelo signed a letter of intent with Nestlé Water to establish a joint venture for production, distribution and sale of bottled water in Mexico.  Said alliance was legally formalized on January 30, 2007.

18.	DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN MEXICO AND IN UNITED STATES:

Grupo Modelo’s financial statements are prepared in accordance with Mexican financial information standards (NIF), which differ in some instances from the accounting principles used in the U.S. following are the primary differences between Mexican NIF and U.S. GAAP as of December 31, 2006.

a.
Recognition of the effects of inflation.  Mexican NIF requires the impact on current assets and liabilities of decreased purchasing power due to inflation to be recognized in earnings in the current period.  In addition, the carrying values of noncurrent assets and liabilities are also adjusted for the impact of inflation, with the offset to the adjustment deferred in shareholders equity and amortized into earnings over the remaining lives of the underlying assets and liabilities.  There is no accounting for inflation under U.S. GAAP.

b.
Start-up and other pre-operating costs.  These items are deferred and amortized over the estimated useful lives of the related assets under Mexican NIF.  Start-up costs are required to be expensed as incurred under U.S. GAAP.

c.
Deferred income tax.  Statement of Financial Accounting Standard No. 109 “Accounting for Income Taxes” (SFAS No. 109), requires an asset and liability approach for financial accounting and reporting for income tax determining temporary differences, which are calculated based on the differences between the indexed tax-basis amount of the asset or liability and the related restated amount reported in the financial statements.  The deferred income tax expense or benefit is calculated as the difference between a) the deferred tax asset and liabilities at the end of the current period, and b) the deferred tax asset and liabilities reported at the end of the prior period remeasured to units of current general purchasing power at the end of the current period, whereas, under Mexican NIF Bulleting D-4, the change in the deferred tax asset of liability is first measured on a historical cost basis and the components of the change including monetary gains or losses are allocated between tax provision, deficit from restatement and monetary gain or losses.

d.
Consolidation and minority interest.  Under U.S. GAAP, losses applicable to the minority interest which exceed its interest in consolidated stockholders’ equity should be applied to the majority interest.  In addition, minority interest is presented between the liabilities and shareholders’ equity components in the balance sheet.  Under Mexican NIF the participation of the minority shareholders in the equity of a consolidated subsidiary is presented as a separate component within the stockholders’ equity section of the balance sheet.

19.	NEW ACCOUNTING PRONOUNCEMENTS:

The provisions of the Financial Information Standards (NIFs for their initials in Spanish) issued by the Mexican Board for Investigation and Research of Financial Information Standards (CINIF for its initials in Spanish) went into effect as from January 1, 2007.  Those standards are not expected to have a significant effect on the Group’s financial information.

NIF B - 13,  “Statement of Income” - incorporates a new approach to classify income, costs and expenses as ordinary and non-ordinary, eliminates special and extraordinary items and establishes employees' statutory profit sharing as an ordinary expense rather than a tax on profits.

NIF B-13, “Subsequent events” - requires recognition in the period in which asset and liability restructurings actually occur and when creditors waive their rights to collect on debts due to non compliance by the entity in connection with debt agreements.  The above matters are disclosed in the notes to the financial statements.

NIF C-13, “Related parties” - broadens the definition (scope) of the concept of related parties and increases the requirements of disclosure in the notes to the financial statements.

NIF D-6, “Capitalization of the Comprehensive Financing Income” - establishes the obligation to capitalize the comprehensive income, as well as the rules for capitalization.

Ing. Carlos Fernández González	C.P. Ernesto Alcalde y Rodríguez
Board President and General Director	Vice President of Finance